FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000

                   LeCROY EXCEEDS FOURTH-QUARTER GUIDANCE WITH
                         STRONG ORDERS AND GROSS MARGINS

        Company Engaged in Intellectual Property Dispute with Competitor

CHESTNUT RIDGE, NY, AUGUST 6, 2003 - LeCroy Corporation (NASDAQ: LCRY), a major supplier of high-performance digital oscilloscopes, today announced financial results for the fourth quarter and fiscal year ended June 30, 2003.

o Product orders of $28.0 million in the fourth quarter of fiscal 2003 were the highest in eight quarters.

o Revenues totaled $29.7 million for the fourth quarter of fiscal 2003, up 3.4% from $28.7 million reported for the fourth quarter of fiscal 2002, and an increase of 11.9% from the third quarter of fiscal 2003.

o Operating income was $1.1 million for the fourth quarter of fiscal 2003, compared with an operating loss of $3.8 million in the fourth quarter last year. On a sequential basis, operating income increased 28.1% as compared to the third quarter of fiscal 2003.

o Net income from continuing operations was $0.7 million, or $0.02 per diluted common share after preferred stock charges. For the fourth quarter of fiscal 2002, LeCroy reported a net loss from continuing operations of $2.2 million, or a loss of ($0.26) per diluted common share after preferred stock charges. Net income from continuing operations rose 39.1% for the fourth quarter of fiscal 2003 from the sequential third quarter of fiscal 2003.

Included in the operating income above was $0.8 million of severance charges and plant closing costs for the fourth quarter of fiscal 2003 and $4.0 million for a technology access fee and $0.3 million for severance costs for the fourth quarter of fiscal 2002. Excluding these charges, pro forma operating income from continuing operations for the fourth quarter of 2003 was $1.9 million, as compared to $0.6 for the fourth quarter of 2002. Excluding the above charges, pro forma income from continuing operations for the fourth quarter of fiscal 2003 was $1.2 million, or $0.07 per diluted common share after preferred charges. Pro forma income from continuing operations for the fourth quarter of 2002 after excluding the above items and a $0.3 million non-recurring gain on the sale of marketable securities was $0.3 million, or a pro forma loss of ($0.02) per common share after preferred charges.

LeCroy's pro forma operating income from continuing operations, pro forma income from continuing operations and pro forma income (loss) from continuing operations per diluted common share are not generally accepted accounting principles (GAAP) financial measures. The Company believes such information provides an additional measurement and consistent historical comparison of the Company's performance. Within this news release, LeCroy has included tables that provide a reconciliation of these pro forma measures to comparable measures reported under GAAP.

COMMENTS ON THE FOURTH QUARTER

"After returning LeCroy to profitability in the third quarter, we concluded fiscal 2003 by exceeding our fourth-quarter revenue and operating income guidance as sales continued to grow," said LeCroy President and CEO Tom Reslewic. "In addition to reflecting stronger end market demand, our fourth-quarter sales growth resulted from the steps we have taken in fiscal 2003 to enhance LeCroy's sales organization and management processes. During the fourth quarter we recorded the highest sales in the past seven quarters, the largest product order volume in eight quarters, and the best gross margins we've ever achieved in our oscilloscope product lines."

LeCroy Reports Fourth-Quarter and Year-end Results / 2


"Our WavePro mid-range oscilloscope line and high-end Serial Data Analyzer (SDA) products were the major contributors to LeCroy's strong order growth in the fourth quarter," said Reslewic. "Since they were introduced in fiscal 2003, both product lines have been well received by customers. In addition, we are encouraged by signs that, in some markets, our customers' capital constraints are beginning to ease. In data storage, for example, fourth-quarter orders reached a four-year high, and we saw record orders in the computer and semiconductor segment, which has grown in every quarter since the SDA was launched last October. These two segments accounted for 40% of our orders during the fourth quarter."

"From a geographic perspective, North American orders were the highest in eight quarters, increasing 20% from the sequential third quarter of fiscal 2003," Reslewic said. "Orders from customers in the Asia-Pacific region grew by 15% from the third quarter and by 20% from the fourth quarter a year ago. This growth was led by continued strong sales in China, which has now passed Korea as LeCroy's fourth largest market behind the US, Japan and Germany. In the current weaker demand environment, compared to one year ago, European orders declined in local currencies by approximately 15%, which has been slightly more than offset with the exchange rate evolution over that same period."

"The operational process improvements that we implemented throughout the fiscal year contributed to higher margins and reduced costs in the fourth quarter," said Reslewic. "Our year-end balance sheet includes lower receivables and inventories than last year, and an increase in cash to approximately $31.0 million. These factors and the positive signs we are seeing in product orders suggest that LeCroy is well positioned for continued growth in sales and continued improvement in profitability as fiscal 2004 begins. We are off to a great start, with orders in July 2003 up more than 50% compared to July 2002 -- the strongest in three years and tying the all-time record achieved in July 2000, and that statement is true for all three major geographic regions."

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

"Today's highly competitive markets present design engineers with faster data rates and unprecedented signal speed and complexity, as well as unprecedented pressure to bring new products to market more rapidly," said Reslewic. "As the world's only company that focuses solely on oscilloscopes, LeCroy is strongly positioned to respond to these needs. LeCroy's advanced hardware and software provide the design engineer with unmatched capabilities in signal acquisition and analysis. Our strategy is to leverage our unique technologies into key industry segments, such as the computer and semiconductor segments, where signal speed and complexity are high. Over the past two years, our high-end product entries have succeeded in expanding our addressable portion of the oscilloscope market. In addition, we will continue to down-deploy our high-end technologies across the rest of our product line, aiming for increased share through price/performance leadership, with superior margins and increased profitability, across the full spectrum of market segments in which we participate."

Reslewic concluded, "We expect that pursuit of this strategy, combined with recent operational improvements, will result in first-quarter fiscal 2004 revenue in the range of $25 million to $26 million, and operating income of between $0.6 million and $1.0 million."

PATENT DISPUTE

LeCroy announced today that the Company has filed a complaint in the US District Court in Oregon claiming that Tektronix Inc., a major competitor, has infringed on four of LeCroy's patents. Tektronix had filed a similar complaint alleging that LeCroy has infringed on eight of its patents. A series of informal conversations between the two firms has so far not yielded a mutually satisfactory solution so LeCroy is proceeding forward along the path of litigation, and has retained Fish & Richardson, a top-rated patent litigation firm, to represent the company in this case.

LeCroy Reports Fourth-Quarter and Year-end Results / 3


"We have thoroughly evaluated the complaints against us, and have concluded that LeCroy has excellent defenses against all claims," Reslewic said. "Many of the patents asserted by Tektronix are quite old, and for various reasons we do not believe we are exposed to any material damages. Most importantly however, virtually every feature, circuit, or capability attacked by Tektronix' claims represents a minor or peripheral capability that we could easily discard from our instruments with no measurable impact on the Company's future business."

Reslewic continued, "On the other hand, the four patents we have asserted against Tektronix have been developed in the past few years, and are centered on important WaveShape Analysis techniques critical to analyzing high-speed serial data communications signals, specifically jitter. We are claiming that measurement technologies used by Tektronix in its jitter measurement tools and other measurement tools are protected by LeCroy patents."

Reslewic concluded, "We are confident in both our defensive and affirmative positions as well as our ability to prevail in these cases. We are fully capable of funding this legal activity in the quarters ahead, while at the same time achieving our growth and earnings objectives. While we are open to a more rapid settlement of the issue through dialog with Tektronix, we are fully prepared to see this issue through to a trial."

TWELVE-MONTH RESULTS

For the twelve months ended June 30, 2003, LeCroy reported revenues of $107.9 million and an operating loss of $2.8 million, which included charges of $3.2 million for severance, $2.3 million for impaired intangible assets and $0.3 million in plant closing costs. Excluding these charges, pro forma operating income from continuing operations for this period was $3.0 million. For the twelve months ended June 30, 2002, the Company reported revenues of $111.5 million and an operating loss of $10.7 million, which included charges of $3.6 million for excess and obsolete inventory, $4.2 million for severance and a $4.0 million technology access fee. Excluding these charges, pro forma operating income for this period was $1.1 million.

Loss from continuing operations for the twelve months ended June 30, 2003 was $1.8 million, or ($0.37) loss per common share after preferred charges compared with a loss of $6.2 million, or ($0.81) loss per common share after preferred charges for the same period last year. Excluding the charges above, pro forma income from continuing operations was $1.8 million, or a pro forma loss from continuing operations per common share after preferred charges of ($0.02) for the twelve months ended June 30, 2003. This compares with pro forma income from continuing operations of $0.9 million after excluding the charges noted above, and including a $0.1 million (pre tax) loss on marketable securities, or a pro forma loss of ($0.10) per common share after preferred charges, for the twelve months ended June 30, 2002.

LeCroy's pro forma operating income from continuing operations, pro forma income from continuing operations and pro forma income (loss) from continuing operations per diluted common share are non-GAAP financial measures, which the Company believes provide an additional measurement and consistent historical comparison of the Company's performance. Within this news release, LeCroy has included tables that provides a reconciliation of these pro forma measures to the comparable GAAP measures.

LeCroy Reports Fourth-Quarter and Year-end Results / 4

GAAP TO PRO FORMA RECONCILIATIONS

The following tables reconcile pro forma operating income from continuing operations, pro forma income from continuing operations and pro forma income
(loss) from continuing operations per diluted common share to those reported under Generally Accepted Accounting Principles for the three- and twelve-month periods ended June 30, 2003 and 2002.


                                                              Q4             Q4           YTD            YTD
     ($ in millions)                                        FY2003         FY2002        FY2003        FY2002
                                                            ------         ------        ------        ------
     GAAP operating income (loss) from continuing
        operations                                           $1.1          ($3.8)        ($2.8)       ($10.7)
     Add back charges for:
       Technology access fee                                    -            4.0             -           4.0
       Excess & obsolete inventory                              -              -             -           3.6
       Impaired intangible assets                               -              -           2.3             -
       Plant closing costs                                    0.3              -           0.3             -
       Severance                                              0.5            0.4           3.2           4.2
                                                          -----------------------------------------------------
     Pro forma operating income from continuing
        operations                                           $1.9           $0.6          $3.0          $1.1
                                                          =====================================================

                                                              Q4             Q4           YTD           YTD
     ($ in millions)                                        FY2003         FY2002        FY2003        FY2002
                                                            ------         ------        ------        ------

     GAAP income (loss) from continuing
       operations                                            $0.7          ($2.2)        ($1.8)        ($6.2)
     Add back charges, net of tax, for:
       Technology access fee                                    -            2.5             -           2.4
       Excess & obsolete inventory                              -              -             -           2.1
       Impaired intangible assets                               -              -           1.4             -
       Plant closing costs                                    0.2              -           0.2             -
       (Gain) loss on sale of marketable securities             -           (0.2)            -           0.1
       Severance                                              0.3            0.2           2.0           2.5
                                                          -----------------------------------------------------
     Pro forma income from continuing
       operations                                            $1.2           $0.3           $1.8         $0.9
                                                          =====================================================

                                                              Q4             Q4           YTD           YTD
                                                            FY2003         FY2002        FY2003        FY2002
                                                            ------         ------        ------        ------

     GAAP income (loss) from continuing operations per
       diluted common share:                                $0.02         ($0.26)       ($0.37)       ($0.81)
     Add back charges, net of tax, for:
       Technology access fee                                    -           0.24             -          0.24
       Excess & obsolete inventory                              -              -             -          0.21
       Impaired intangible assets                               -              -          0.14             -
       Plant closing costs                                   0.02              -          0.02             -
       (Gain) loss on sale of marketable securities             -          (0.02)            -          0.01
       Severance                                             0.03           0.02          0.19          0.25
                                                          -----------------------------------------------------
     Pro forma income (loss) from continuing operations
       per diluted common share                             $0.07         ($0.02)       ($0.02)       ($0.10)
                                                          =====================================================


LeCroy Reports Fourth-Quarter and Year-end Results / 5



CONFERENCE CALL INFORMATION

LeCroy Corporation will conduct a conference call for investors to discuss the information contained in this news release today, Wednesday, August 6, 2003 at 10:00 a.m. (ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be available on the investor relations section of www.lecroy.com.

ABOUT LECROY CORPORATION

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the analysis of complex electronic signals, to provide leading edge design and test capabilities to high-growth markets. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

SAFE HARBOR

This release contains forward-looking statements pertaining to the Company's financial guidance for the first quarter of fiscal 2004, the Company's ability to increase market share, improve margins and increase profitability, the Company's litigation against Tektronix, Inc., including the potential costs and outcome of that litigation, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.

Financial Statements Follow . . .

LeCroy Reports Fourth-Quarter and Year-end Results / 6

                               LECROY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Three months ended                Twelve months ended
                                                                             June 30,                           June 30,
In thousands, except per share data                                    2003            2002               2003            2002
------------------------------------------------------------------------------------------------------------------------------------
                                                                   (Unaudited)     (Unaudited)         (Unaudited)

Revenues:
    Digital oscilloscopes and related products                     $   27,144     $    26,264        $     95,008    $    101,077
    High-energy physics products                                            -               -                   -           1,419
    Service and other                                                   2,551           2,446              12,851           8,960
                                                                   -----------    -----------        ------------    ------------
        Total revenues                                                 29,695          28,710             107,859         111,456

Cost of sales
      (included in Q4 of FY'03 and FY`02 is $73 and
      $49 of severance, respectively; included in the
      twelve months of FY`03 is $2,280 of
      asset impairment charges and $163
      of severance, and in the twelve
      months of  FY`02 is $3,601 of inventory
      charges and $1,035 of severance)                                 12,596          14,074              51,471          59,982
                                                                   ----------     -----------        ------------    ------------
            Gross profit                                               17,099          14,636              56,388          51,474

Operating expenses:
    Selling, general and administrative
      (included in Q4 and the twelve months of
      FY'03 is $286 of plant closing
      costs; included in Q4 of FY'03 and FY`02
      is $341 and $299 of severance, respectively;
      included in the twelve months of FY'03 and FY`02 is
      $2,382 and $3,020 of severance, respectively)                    11,335          10,275              40,940          40,212


Research and development
     (included in Q4 and the twelve months of FY'02 is a
      $4,000 technology access fee; included in Q4 of FY'03 is
      $147 of severance; included in the twelve months of FY'03
      and FY`02 is $670 and $185 of severance, respectively)            4,689           8,151              18,226          22,006
                                                                   ----------     -----------        ------------    ------------
        Total operating expenses                                       16,024          18,426              59,166          62,218

Operating income (loss)                                                 1,075          (3,790)             (2,778)        (10,744)

    Other income (expense), net                                            77             333                 (84)            188
                                                                   ----------     -----------        ------------    ------------
Income (loss) before income taxes                                       1,152          (2,862)             (3,457)        (10,556)
    Provision for (benefit from) income taxes                             426          (1,281)             (1,059)         (4,307)
                                                                   ----------     -----------        ------------    ------------
Income (loss) from continuing operations                                  726          (2,176)             (1,803)         (6,249)
Gain from discontinued operations, net of tax                             129               -                 129               -
                                                                   ----------     -----------        ------------    ------------
Net income (loss)                                                         855          (2,176)             (1,674)         (6,249)

Charges related to convertible preferred stock                            519             472               2,069           1,876
                                                                   ----------     -----------        ------------    ------------
Net income (loss) applicable to common stockholders                $      336     $    (2,648)       $     (3,743)   $      8,125
                                                                   ==========     ===========        ============    ============
Income (loss) per common share - basic:
         Income (loss) from continuing operations                  $     0.02     $      0.26)       $      (0.37)   $      (0.81)
         Gain from discontinued operations                               0.01               -                0.01               -
                                                                   ----------     -----------        ------------    ------------
         Net income (loss)                                         $     0.03     $     (0.26)       $      (0.36)   $      (0.81)
                                                                   ==========     ===========        ============    ============

Income (loss) per common share - diluted:
         Income (loss) from continuing operations                  $     0.02      $    (0.26)       $      (0.37)   $      (0.81)
         Gain from discontinued operations                               0.01               -                0.01               -
                                                                   ----------     -----------        ------------    ------------
         Net income (loss)                                         $     0.03      $    (0.26)       $      (0.36)   $      (0.81)
                                                                   ==========     ===========        ============    ============
Weighted average number of common shares:
      Basic                                                            10,392          10,281              10,364          10,052
      Diluted                                                          10,439          10,281              10,364          10,052


LeCroy Reports Fourth-Quarter and Year-end Results / 7


                               LECROY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------------------
                                                                                       June 30,             June 30,
In thousands                                                                             2003                 2002
----------------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)

                                    ASSETS

Current assets:
      Cash and cash equivalents                                                    $       30,851       $       27,322
      Accounts receivable, net                                                             20,523               23,880
      Inventories, net                                                                     24,720               28,108
      Other current assets                                                                 10,012               11,873
                                                                                   --------------       --------------
          Total current assets                                                             86,106               91,183

Property and equipment, net                                                                20,021               21,354
Other assets                                                                               16,025               14,454
                                                                                   --------------       --------------
TOTAL ASSETS                                                                       $      122,152       $      126,991
                                                                                   ==============       ==============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

      Accounts payable                                                             $       10,937       $       12,971
      Accrued expenses and other liabilities                                               12,338               14,947
                                                                                   --------------       --------------
          Total current liabilities                                                        23,275               27,918

Deferred revenue and other non-current liabilities                                          3,028                4,302

Redeemable convertible preferred stock                                                     15,335               13,266

Stockholders' equity                                                                       80,514               81,505
                                                                                   --------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $      122,152        $     126,991
                                                                                   ==============       ==============


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